                                                                   EXHIBIT 10.64
                          PURCHASE AND SALE AGREEMENT

          THIS AGREEMENT made and entered into as of this 12th day of September, 1997, by and between, C. BREWER HOMES, INC., a Delaware corporation (hereinafter referred to as "Seller") and STANFORD S. CARR DEVELOPMENT CORPORATION, a Hawaii corporation (hereinafter referred to as "Purchaser").

                              W I T N E S S E T H:

          WHEREAS, upon the terms and conditions hereinafter set forth Seller desires to sell and Purchaser desires to purchase certain property located at Wailuku, Maui, Hawaii.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, Purchaser and Seller agree as follows:

     1.   Purchase-Sale. On the terms herein set forth, Purchaser agrees to
          -------------
purchase from Seller and Seller agrees to sell to Purchaser, all of Seller's right, title and interest in and to 24.642 acres, more or less, in Wailuku, Maui, commonly referred to by Seller as being located in the Wailuku Industrial Park, Phase II, Increment 2, and the pending Eha Street Extension Subdivision, and being more particularly described as follows:

          Wailuku Industrial Park, Phase II, Increment 2 parcels

Purchase and Sale Agreement                                               Page 2

          1.  Tax Map No.: (11) 3-4-22:027 (0.114 acre)
          2.  Tax Map No.: (11) 3-4-30:019 (5.750 acres)

          Pending Eha Street Extension Subdivision parcels

          1.  Lot 7 (15.283 acres)
          2.  Lot 8 (3.373 acres)
          3.  Lot 10 (0.122 acre)

and collectively referred to in this Agreement as the "Property". It is understood and agreed that the sale and purchase of the Property, or any portion thereof, is expressly conditioned upon the following:

          A. Seller shall have obtained final approval for the Eha Street Subdivision (the "Subdivision"), upon terms acceptable to Seller in its sole and absolute discretion, into the number and substantially similar configuration of lots shown on the survey map of Warren S. Unemori Engineering, Inc. dated March 18, 1993, as revised July 18, 1997, a copy of which is attached hereto as Exhibit "All and incorporated for all purposes herein; and

          B. Seller shall have obtained all of the right, title and interest in and to that undivided one-half interest in Royal Patent 6,156, Land Commission Award 4463, Apana 1 and 2, to Kalaehaeha currently held by Irma Akina, as determined by ~hat certain Judgment entered on February 11, 1994 in Civil No. 920169 (3), Second Circuit, State of Hawaii, in Wailuku Agribusiness Co. v. Kaia, et al., which Judgment is recorded in

Purchase and Sale Agreement                                               Page 3

          the Bureau of Conveyances of the State of Hawaii as Document No. 94-061442.

          Without limiting the generality of Paragraphs 4 and 6 of this Agreement, it is specifically understood and agreed that in the event that either of the foregoing conditions precedent is not satisfied on or before June 1, 1998 (unless extended pursuant to said Paragraph 4), then this Agreement shall automatically terminate and the Deposit (as defined herein), including all interest accrued thereon, shall be returned to Purchaser. In such event, Seller shall be responsible for any escrow cancellation fees, this Agreement shall be of no further force or effect, and both parties shall be released from any liability hereunder.

          2. Purchase Price. The total purchase price (the "Purchase Price") for
             --------------
the property shall be TWO MILLION AND N01100 DOLLARS ($2,000,000.00) in cash.

          3. Deposit and Payment of Purchase Price.
             -------------------------------------

          A. A deposit of FIFTY THOUSAND and N01100 DOLLARS ($50,000.00) (the "Initial Deposit") shall be deposited by Purchaser in an interest-bearing escrow account with Title Guaranty Escrow Services, Inc. in Honolulu, Hawaii ("Escrow") within four (4) working days of acceptance of this Agreement. If Purchaser terminates this Agreement as provided in Paragraph 5

Purchase and Sale Agreement                                               Page 4

below prior to expiration of the Due Diligence Period (as hereinafter defined) or pursuant to the conditions contained in paragraph 6 below, the Initial Deposit together with any interest earned thereon but less any escrow cancellation fee shall be immediately refunded to Purchaser. Upon such termination and disbursement of the funds in Escrow in accordance with the foregoing, both parties hereto shall be released from all liability hereunder.

          B. on the expiration of the Due Diligence Period, Purchaser shall make an additional deposit in the sum of FIFTY THOUSAND AND N01100 DOLLARS ($50,000.00) (the "Additional Deposit").

          C. The Initial Deposit and Additional Deposit (together the "Deposit") shall become nonrefundable unless Seller breaches this Agreement or unless this Agreement is terminated by Purchaser as may be permitted by and in accordance with this Agreement. Except as otherwise specifically provided herein, all interest, if any, earned on the Deposit shall be credited to Purchaser. The balance of the Purchase Price shall be paid on or before the Closing Date (as hereinafter defined), in cash.

          4. Closing Date; Possession. The purchase and sale of the Property
             ------------------------
shall take place in the office of Escrow within sixty (60) days after the end of the Due Diligence Period or

Purchase and Sale Agreement                                               Page 5

thirty (30) days after the occurrence of all conditions precedent as set forth in Paragraph 6 hereunder, whichever last occurs (the "Closing Date"). Provided, however, that in the event that said conditions, specifically including subparagraph 6B(6) do not occur on or before June 1, 1998 and the parties do not mutually agree to extend the Closing Date, this Agreement shall terminate and the Deposit, including all interests accrued thereto, shall be returned to Purchaser; Seller shall be responsible for any escrow cancellation fees, this Agreement shall be of no further force or effect and both parties shall be released from any liability hereunder, without limiting the generality of the foregoing, Seller and Purchaser hereby acknowledge and agree that time is of the essence of this Agreement, and no extensions of the Closing Date shall be made, regardless of the time, expense and effort expended by the parties, unless both parties, in their sole and absolute discretion, agree in a writing executed by the parties prior to the Closing Date or of said June 1, 1998 date, as the case may be. Possession of the Property, shall be delivered by Seller to Purchaser on the Closing Date.

     5. Approval of Documents and Property; Due Diligence Period. Purchaser
        ---------------------------------------------------------
shall have until the expiration of the Due Diligence Period to approve or disapprove: the status of title to the Property; the physical condition of the Property; and all other investigations and information deemed important by

Purchase and Sale Agreement                                               Page 6

Purchaser relating to the Property and the feasibility of Purchaser's potential ownership of the Property. In connection therewith and without limiting the general provision of information required above, Seller shall provide the following:

          (a) a preliminary title report to Purchaser within fifteen (15) days of Seller's execution of this Agreement. if Purchaser objects to any matters disclosed in said preliminary title report, other than the Permitted Exception (as defined below), then Purchaser shall either notify Seller in writing of such objections within five (5) days after receipt of such preliminary title report, or be deemed to have approved the same. If Purchaser objects to any matters disclosed in the preliminary title report other than the Permitted Exception, Seller shall have the right, but not the obligation, to correct such defects in a manner satisfactory to Purchaser prior to closing, and if not so corrected, Purchaser shall have the option to cancel this Agreement. If Purchaser cancels this Agreement, then the Initial deposit, together with any accrued interest thereon, less any escrow cancellation fee, shall be fully refunded to Purchaser, and both parties hereto shall be released from all liability hereunder. The term "Permitted Exception" shall mean that certain unrecorded lease of TMK: (11) 3-4-022:27.

          (b) Prior to the expiration of the Due Diligence, Seller and Purchaser shall provide to Escrow a copy of a

Purchase and Sale Agreement                                               Page 7

resolution of its Board of Directors ratifying the execution of this Purchase and Sale Agreement and authorizing appropriate officers to execute any and all further documents to effect the sale of the property as provided herein. If said resolution by Seller's Board of Directors is not provided on or before the expiration of the Due Diligence period, Purchaser may terminate this Agreement and Seller agrees to reimburse to Purchaser all reasonable out-of-pocket expenses expended by Purchaser, in no event however to exceed $25,000.00. If said resolution by Purchaser's Board of Directors is not provided on or before the expiration of the Due Diligence period, Seller may terminate this Agreement and Purchaser agrees to reimburse Seller all reasonable out-of-pocket expenses expended by Seller, in no event, however, to exceed $25,000.00.

          (c) Seller hereby represents that, to the best of Seller's knowledge, the Property is free and clear of any contamination and "hazardous substances", "hazardous materials", "hazardous wastes" or "toxic substances", under Environmental Laws. For purposes hereof, "Environmental Laws" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sect. 9601 et sea.; the Hazardous materials Transportation Act, 39 U.S.C. Sect. 1801 et seq.; the Solid Waste Disposable Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. Sect. 6901 et seq.; the Federal Clean Water Act, 33 U.S.C. Sect. 1251 et seq.; the Clean

Purchase and Sale Agreement                                               Page 8

Air Act, 42 U.S.C. Sect. 7401 et seq.; the Hawaii Environmental Quality Controls, Chapter 342, Hawaii Revised Statutes, including as to all such Environmental Laws all amendments thereto, replacements thereof, and regulations adopted and publications promulgated thereto. Purchaser shall at its own expense engage a consultant to do a Phase I Environmental Assessment of the Property. However, if any hazardous waste or toxic substances as above-described are found to be present on the Property, Seller shall have the opportunity to undertake, at its sole expense, all remedial work to remove the hazardous waste or toxic substances from the Property, in which case the Due Diligence period shall be extended for a reasonable period of time to permit said remedial work. If Seller chooses not to undertake said remedial work, Seller agrees to reimburse Purchaser for the cost of the Phase I Environmental Assessment, not to exceed TEN THOUSAND AND N01100 DOLLARS ($10,000.00), and any other reasonable out-of-pocket expenses as provided for herein above. In said event, this Agreement shall be cancelled and the Deposit and all interest accrued shall be fully reimbursed to Purchaser with Seller being responsible for any cancellation fees.

          (d) Within thirty (30) days of the execution of this Agreement, Seller shall have the Property staked and provide, at its expense, an ALTA boundary survey of the Property revealing all encroachments or other defects. Purchaser hereby acknowledges the existence of those encroachments along the

Purchase and Sale Agreement                                               Page 9

southwesterly boundaries of TMK: (ii) 3-4-30:19 and 20, as shown on the survey map attached hereto as Exhibit "A", (the "Acknowledged Encroachments") emanating from R.P. 6064, L.C. Aw. 3256 to Holoua, R.P. 4064, L.C. Aw. 3497, Apana 1 to Kaulahea and R.P. 5531, L.C. Aw. 1742, Apana 1 to Z. Kaauwai. if encroachments or other defects exist, Seller shall have the right, but not the obligation, to cure such encroachments or defects to Purchaser's satisfaction, at Seller's expense, on or before the Closing. If such encroachments or defects, including the Acknowledged Encroachments, have not been cured to Purchaser's satisfaction on or before the Closing Date, then Purchaser may at its option, either proceed to closing, cancel this Agreement by written notice to Seller or provide written notice to Seller that, except for the Acknowledged Encroachments, it would elect to proceed. If Purchaser elects to proceed, then Purchaser shall take the Property subject to said Acknowledged Encroachments and, as of the Closing, shall assume all of the obligations and liabilities, if any, that Seller has with respect to the Acknowledged Encroachments and, further, shall indemnify and hold Seller harmless from and against any claims or demands that have arisen or may arise with respect to the Acknowledged Encroachments. If Purchaser provides written notice to Seller prior to the end of the Due Diligence Period that, except for the Acknowledged Encroachments, it would elect to proceed, then Seller and Purchaser shall have the right, but not the obligation, to attempt to negotiate a written amendment of this

Purchase and Sale Agreement                                              Page 10

Agreement in order to accommodate Seller's concerns as to any existing or potential claims with respect to the Acknowledged Encroachments and/or Purchaser's concerns as to any potential loss of land area or potential payment to those persons necessary to satisfy any such existing or potential claims. Should the parties enter into such a written amendment no later than December 1, 1997, then the parties shall close the transactions contemplated by this Agreement, as so amended. Should the parties fail to enter into a written amendment no later than December 1, 1997, for any reason or for no reason whatsoever (it being expressly understood and agreed that the parties may enter or refuse to enter into such an amendment in their sole and absolute discretion and, further, that the failure to negotiate or enter into such an amendment shall not constitute a breach of this Agreement nor grounds for any extension of the Closing Date or the June 1, 1998 date) then the Deposit, together with any accrued interest earned thereon, but less any escrow cancellation fee, shall be returned to Purchaser, whereupon both parties hereto shall be released from all liability hereunder. If this Agreement: is cancelled by Purchaser, then the Deposit shall be fully refunded to Purchaser.

          If Purchaser, in its sole discretion, disapproves of any matters, Purchaser may terminate this Agreement by written notice given to Seller as hereinafter provided on or before the expiration of the Due Diligence Period. If Purchaser does not

Purchase and Sale Agreement                                              Page 11

elect to terminate this Agreement pursuant to this Paragraph by written notice to Seller given on or before expiration of the Due Diligence Period, this Agreement shall continue in full force and effect. If Purchaser terminates this Agreement on or before expiration of the Due Diligence Period, the Deposit, together with any accrued interest earned thereon, but less any escrow cancellation fee, shall be returned to Purchaser, whereupon both parties hereto shall be released from all liability hereunder.

          The "Due Diligence Period" shall mean the period commencing on the date hereof and terminating at 5:00 p.m., Hawaii Standard Time, on the sixtieth
(60th) day thereafter.

          6.  Conditions Precedent to Closing.
              -------------------------------

               A. Conditions to Seller's Obligations. Seller shall have no
                  ----------------------------------
obligation to consummate the sale of the Property unless:

          (1) Purchaser deposits the Initial Deposit within four (4) working days after acceptance of this Agreement by Seller and the Additional Deposit on or before the expiration of the Due Diligence Period;

          (2) All terms, covenants and conditions of this Agreement to be compiled with and performed by Purchaser on or before the Closing Date shall have been duly complied with and performed;

Purchase and Sale Agreement                                              Page 12

          (3) Purchaser has deposited the balance of the Purchase Price in Escrow; and

          (4) Purchaser has not previously terminated this Agreement as provided by and in accordance with this Agreement.

          B. Conditions to Purchaser's Obligations. Purchaser's obligation to
             -------------------------------------
close shall be specifically contingent upon the following:

          (1) Purchaser shall have approved the title documents and property within the Due Diligence Period as provided in Paragraph 5 above.

          (2) Seller shall have paid all costs, expenses and charges of any kind whatsoever relating to the Property through closing date (excluding costs incurred by Purchaser), its development or improvements to be constructed thereon, including but not limited to payments due to any architects and or engineers, consultants who prepared plans for improvements to be constructed on the Property, and payment for any site work performed on the Property. Seller shall cause the title insurance company issuing title insurance to Purchaser

Purchase and Sale Agreement                                              Page 13

to include an endorsement insuring Purchaser's title against claims for mechanics' liens.

          (3) Seller will provide to Purchaser, but only to the extent Seller is aware of and in physical possession of the same, all plans, architectural and engineering drawings and specifications, subdivision documents, appraisals, market studies, and other pertinent documents relating to or obtained in connection with the proposed development. Seller makes no representation or warranty with respect to, and shall have no liability with respect to any such documents.

          7. Land Use and Zoning. Purchaser acknowledges and agrees that the
             -------------------
Property is presently classified Agricultural under the State Land Use Laws, is designated Light Industrial under the County Wailuku-Kahului Community Plan and is zoned "Interim". Purchaser shall be responsible for obtaining at Purchaser's sole cost and expense all necessary State land use classifications, County community plan designations and County zoning to permit for the development of the Property into a Single-Family Residential subdivision. Upon the execution of this Agreement, Seller agrees to join in or authorize Purchaser in the filing of any petitions or applications necessary to permit Purchaser to proceed with obtaining all land entitlements required. To that end, Purchaser shall be responsible for any and all cost incurred, including, but not limited to, any and all

Purchase and Sale Agreement                                              Page 14

fees and costs for planning consultants, engineering, architectural, attorneys, market consultants, appraisals, assessments, dedications, impact fees and other governmental requirements imposed in connection therewith, to the extent that the same is necessary. Prior to closing, Seller shall have the right to review and approve any such petition or application, which approval shall not be unreasonably withheld. p

          8. Property Sold "As Is". Except as specifically set forth herein,
             ---------------------
Seller makes no warranties or representations, express or implied, with respect to the Property or any proposed use of the above, and is selling the Property to Purchaser "As Is, Where Is". Seller shall convey the Property by limited warranty deed containing the "As Is, Where Is" limitation in the form attached hereto as Exhibit "B" and incorporated for all purposes hereof.

          9. Inspection. Purchaser and Purchaser's agents shall have the right
             ----------
on not less than 48 hours' notice to Seller to enter upon the Property at reasonable times prior to the Closing ]Date for the purpose of making appraisals, taking core samples and other studies and inspections. Purchaser shall provide Seller with a copy of a certificate of general liability coverage for said activities with standard commercial limits. Purchaser hereby indemnifies and agrees to hold Seller harmless from any uninsured loss, liability, damage, cost or expense

Purchase and Sale Agreement                                              Page 15

(including reasonable attorneys' fees) incurred by Seller as a result of any such entry.

          10. Prorations and Charges.
              ----------------------

          A. Real property taxes shall be prorated and apportioned as of the Closing Date, except that Seller and Purchaser shall each be responsible for one-half (1/2) of any deferred, or rollback taxes and any assessments or other requirements imposed as a condition to or as a result of the rezoning or reclassification of the Property.

          B. Closing Costs and Attorney's Fees. Each party shall pay the fees of
             ---------------------------------
its attorneys and the costs of preparing all documents which this Agreement requires such parties to furnish. Seller shall pay the costs of evidence of title, the boundary ALTA survey and staking, preparing the conveyance documents, recording fees, expenses to clear title and to record the conveyance documents, Seller's notary fees, the conveyance tax, and one-half of the escrow fees. Purchaser shall pay Purchaser's notary fees, title insurance obtained by Purchaser, one-half of the escrow fee, the cost of preparing any mortgage documents, the cost of any lender's title policy, and all recording fees for any mortgage documents.

          11. Default.
              -------

              A. If Purchaser does not terminate this

Purchase and Sale Agreement                                              Page 16

Agreement-. pursuant to Paragraph 5 hereof and all conditions precedent: have occurred, but then fails to close the purchase of the Property through no fault of Seller (except in the case of termination of this Agreement by Purchaser as may be permitted by and in accordance with this Agreement), Seller shall, as its sole and exclusive remedy, be entitled to retain the Initial Deposit, plus accrued interest thereon, if any, as liquidated damages, in which case this Agreement shall terminate and both parties shall be released from their obligations hereunder, and neither party shall have any further liability to the other. In the alternative, Seller shall have the right to tender the Deed to Purchaser and to require specific performance of this Agreement or to pursue all other legal remedies available to Seller.

          B. If Seller fails to close the sale of the Property on the Closing Date through no fault of Purchaser, then, at Purchaser's option, either (a) the Initial Deposit and all interest accrued shall be returned to the Purchaser and Seller shall be responsible for all of Escrow's termination fees, or (b) Purchaser may sue Seller for specific performance, and Purchaser shall be entitled to any remedies at law and in equity.

          12. Assignment. After Purchaser places the Initial Deposit in Escrow,
              ----------
but not before, Purchaser may assign all or any portion of its interest under this Agreement to an Affiliate (as defined herein below); provided, however, that such

Purchase and Sale Agreement                                              Page 17

assignment shall not release Purchaser from Purchaser's obligations hereunder and provided, further, that, prior to expiration of the Due Diligence Period, Purchaser may give Seller written notice of Purchaser's assignee. If such notice is given to Seller not less than five days prior to expiration of the Due Diligence Period, the items to be delivered by Seller pursuant to Paragraph 9 shall be prepared, in favor of such assignee; otherwise, such items will be revised prior to Closing to reflect the assignee.

          For the purposes of this Section 11, "Affiliate" shall mean (i) a corporation (the Parent Corporation) which controls the Purchaser, (ii) a corporation, other than the Purchaser, which is controlled by the Parent Corporation or the Purchaser, (iii) a corporation which is controlled by a corporation which, in turn, is controlled by the Parent Corporation Lon or by the Purchaser, or (iv) a general partnership, joint venture or limited liability company in which the Purchaser or a corporation described in clause (i), (ii) or
(iii) is partner, joint venturer or a member with a controlling interest in such entity. For purposes of the foregoing, control of a corporation means the power to elect the members of the governing body of such corporation which constitute fifty percent or more of the votes of such governing body, and a controlling interest in a partnership, joint venture or limited liability company means (a) at least a twenty percent (20'1) interest in, and (b)

Purchase and Sale Agreement                                              Page 18

the power to decide official action for, such partnership, joint venture or limited liability company.

          13. No Representation or Agency. Neither Purchaser nor any of its
              ---------------------------
brokers, realtors, agent, officers, directors or employees are authorized to represent Seller, or act as an agent for Seller, in any manner with respect to the Property.

          14. Miscellaneous.
              -------------

          A. Notices. Any notice required or permitted to be given under this
             -------
Agreement may be given by written, telegraphic or facsimile transmission. Written notice shall be deemed to have been given when sent by courier service, delivery fee prepaid, addressed as follows:

          If to Seller:       C. Brewer Homes, Inc.
                              255-A E. Waiko Road
                              Wailuku, Maui, Hawaii 96793
                              Attn: Seth A. Bakes

          With a copy to:     Law offices of Wesley Y.S. Chang
                              841 Bishop Street, Suite 702
                              Honolulu, Hawaii 96813

          If to Purchaser:    Stanford S. Carr Development Corp.
                              841 Bishop Street, Suite 2118
                              Honolulu, Hawaii 96813
                              Attn: Stanford S. Carr

          With a copy to:     Kobayashi Sugita & Goda
                              999 Bishop Street, Suite 260b
                              Honolulu, Hawaii 96813
                              ATTN: Janeen-Ann A. Olds, Esq.

or to such other address as either party from time to time may specify in writing to the other. Notice by telegraph shall be

Purchase and Sale Agreement                                              Page 19

deemed given upon transmission with instructions to deliver to the appropriate party at the address provided above. Facsimile notice to the parties shall be deemed to have been given upon transmission as follows:

If to Seller:                        (808) 242-6833
                                     Attn: Seth A. Bakes

With a copy to:                      (808) 521-0087
                                     Attn: Gary R. Phillips, Esq.

If to Purchaser:                     (808) 537-1801
                                     Attn: Stanford S. Carr

With a copy to:                      (808) 539-8799
                                     Attn: Janeen-Ann A. Olds, Esq.


          B. Successors and Assigns. This Agreement shall be binding upon, and
             ----------------------
inure to the benefit of, the parties hereto and their respective permitted successors and assigns.

          C. Amendment and Modification. This Agreement may be amended or
             --------------------------
modified by, and only by, a written instrument executed by Seller and Purchaser.

          D. Confidentiality. Purchaser agrees not to divulge the Purchase Price
             ---------------
at any time prior to the closing of the transaction other than to the title insurer issuing any title policy to Purchaser, Escrow, and professionals assisting Purchaser in Purchaser's due diligence efforts. In the event of its termination, Seller and Purchaser shall hold in strictest confidence all data and information obtained from each other in connection with this Agreement.

Purchase and Sale Agreement                                              Page 20

          E. Merger of Prior Agreements. This Agreement supercedes all prior
             --------------------------
agreements and understanding between the parties hereto relating to the subject matter hereof.

          F. No Party Deemed Drafter. The parties agree that no party shall be
             -----------------------
deemed to be the drafter of this Agreement and, further, that if this Agreement is ever construed by court of law, such court shall not construe this Agreement or any provision thereof against any party as the drafter of this Agreement.

          G. Time is of the Essence. Time is of the essence in this Agreement.
             ----------------------

          H. Currency. All sums stated in this Agreement are stated as, and
             --------
shall be paid in lawful currency of the United States of America.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Purchaser:                        Seller:

STANFORD S. CARR DEVELOPMENT      C. BREWER HOMES, INC.
CORPORATION


By  /s/ STANFORD S. CARR          By  /s/ SETH A. BAKES
  ----------------------            -------------------
 Its President                     Its President & CEO

                                  By  /s/ EDWARD FOLEY
                                    -------------------
                                   Its Executive Vice
                                     President & CFO